Exhibit 10.1

STOCK PURCHASE AND SALE AGREEMENT

BY AND AMONG

PCBA ACQUISITION, LLC,

PREMIER COMMERCIAL BANK ARIZONA, N.A.,

AND

PREMIER COMMERCIAL BANCORP

As of March 1, 2007

EXHIBIT INDEX

Exhibit A	Form of Agreement with Option Holders

SCHEDULE INDEX

Schedule 1.1(h)	List of Options
Schedule 3.2	No Conflicts
Schedule 3.4	Call Reports of PCB Arizona
Schedule 3.8	Undisclosed Liabilities; Adverse Changes
Schedule 3.11	Proceedings and Orders
Schedule 3.12	Absence of Certain Changes and Events
Schedule 3.13	Properties, Contracts, Employee Benefit Plans and Other Agreements
Schedule 3.15	No Defaults
Schedule 3.16	Insurance
Schedule 3.17	Compliance With Environmental Laws
Schedule 4.2	Required Regulatory Consents, Approvals and Notices
Schedule 7.10	List of Option Holders

i

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of March 1, 2007, by and among PCBA ACQUISITION, LLC, an Arizona limited liability company (“Buyer”), PREMIER COMMERCIAL BANK ARIZONA, N.A., a national banking association (“PCB Arizona”), and PREMIER COMMERCIAL BANCORP, a California corporation (“Bancorp”).  Buyer, PCB Arizona and Bancorp referred to collectively as the “parties” and individually as a “party.”

RECITALS

A.            PCB Arizona is a national bank organized and existing under the laws of the United States and has its principal office and place of business located in the City of Mesa, County of Maricopa in the State of Arizona.

B.            Buyer is an Arizona limited liability company formed for the purpose of acquiring certain shares of common stock of PCB Arizona.

C.            As of the date of this Agreement, Steven Ellsworth (“Ellsworth”) and Kevin Stevenson (“Stevenson”) are the managers and sole members of Buyer.

D.            Ellsworth and Stevenson have been executive officers of PCB Arizona, were instrumental in the organization of PCB Arizona, and, while so employed, were intimately knowledgeable about the business affairs and business plans of PCB Arizona.

E.             As of the date hereof, PCB Arizona has 1,102,750 shares of issued and outstanding common stock (the “Bank Stock”), of which Bancorp owns, directly or beneficially, 954,000 shares (the “Acquired Shares”), Ellsworth owns, directly or beneficially, 93,750 shares, and Stevenson owns, directly or beneficially, 55,000 shares.

F.             The parties to this Agreement desire to effect a transaction whereby Buyer will acquire the Acquired Shares from Bancorp (the “Acquisition”) for the purchase price set forth below.

G.            The parties wish to set forth certain other agreements among them.

AGREEMENTS

In consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)           “Affiliate” means with respect to a particular Person, any other Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.

(b)           “Best Efforts” means using all due speed that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as promptly and expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Acquisition.

(c)           “Business Day” means any day except Saturday, Sunday and any day on which PCB Arizona is authorized or required by law or other government action to close.

(d)           “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.

(e)           “Knowledge” with respect to:

(i)            an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; and

(ii)           a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer or manager of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

(f)            “Legal Requirement” means any material federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, including without limitation the United States banking laws, rules and regulations and the banking laws, rules and regulations of the State of Arizona.

(g)           “Material Adverse Effect” means any change in or effect on the business of PCB Arizona that would be materially adverse to the business, financial condition or results of operations of PCB Arizona, other than any change, effect, event or occurrence to the extent arising from or relating to (i) the United States or the banking industry in general, (ii) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement or (iii) general economic conditions.

(h)           “Options” means all of the existing Options to acquire PCB Arizona common stock, as identified on Schedule 1.1(h).

(i)            “Order” means any award, decision, directive, injunction, judgment, memorandum, order, regulatory agreement, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(j)            “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

(k)           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(l)            “Regulatory Authorities” means any federal, state or local governmental body, agency or authority which under applicable statutes and regulations:  (i) has supervisory, judicial, administrative, police, taxing or other power or authority over PCB Arizona or Buyer; (ii) is required to approve, or give its consent to the Acquisition; or (iii) with which a filing must be made in connection therewith, including in any case, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”).

(m)          “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(n)           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(o)           “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

Section 1.2            Principles of Construction. (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Phoenix, Arizona time; (vi) ”including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

(b)           The Appendix, Exhibits and Schedules referred to in this Agreement consist of the Appendix, Exhibits and Schedules attached to this Agreement immediately following the signature page of this Agreement, and such Appendix, Exhibits and Schedules are incorporated by reference into this Agreement as if they were set forth in their entirety herein.  Such Schedules only contain information regarding PCB Arizona which was provided to Buyer a reasonable period of time prior to the date of this Agreement.  The parties shall evidence their respective review of the Schedules by initialing each Schedule.

(c)           All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”).

ARTICLE 2

BASIC TERMS OF TRANSACTION

Section 2.1            The Transaction.  Upon the terms, subject to the conditions and in reliance upon the representations and warranties herein made by the parties to each other, Bancorp shall sell, transfer, convey and deliver to Buyer and Buyer shall purchase from Bancorp, all of the Acquired Shares.

Section 2.2            Effective Time.  The closing of the Acquisition (“Closing”) shall occur on August 1, 2007 (the “Closing Date”), at such time and place as the parties shall mutually agree.  The Acquisition shall be effective upon the receipt of all required approvals or consents of the Regulatory Authorities for the Acquisition, and the expiration of all statutory waiting periods relating to such approvals (the “Effective Time”).  The parties agree to use their Best Efforts to cause the Closing to occur as soon as possible after the date of this Agreement.

Section 2.3            Purchase Price; Shareholders’ Equity.  (a) The aggregate purchase price (“Purchase Price”) of the Acquired Shares shall be $11,000,000.  The parties agree that in the event Buyer shall have paid either or both of the First Extension Deposit and the Second Extension Deposit, pursuant to Section 8.5 of this Agreement, then such payments shall be credited against the Purchase Price at Closing.  After the Closing, Bancorp will have no further rights in respect of the Acquired Shares except to receive the Purchase Price as provided in this Section 2.3.

(b)           The parties agree that as of the Closing Date, the book value of the Bank Stock (the “Shareholder Equity”) shall be not less than $9,000,000, independent of any stock options or warrants outstanding immediately prior to the Closing Date.  The Shareholder Equity shall be calculated pursuant to generally accepted accounting principles, and shall be verified by an independent third party mutually agreeable to all parties, which could include the certified public accountants for PCB Arizona.  In the event the Shareholder Equity is below $9,000,000 as of the Closing Date, the Purchase Price for the Acquired Shares shall be reduced on a dollar for dollar basis by the amount by which the Shareholder Equity of PCB Arizona is below $9,000,000.

Section 2.4            Options and Warrants.  Subject to Section 7.10, upon the Closing, all stock options of PCB Arizona, other than those held by Ellsworth and Stevenson, shall be cancelled with no liability to PCB Arizona.  All stock options of Ellsworth and Stevenson will remain in place and shall be the responsibility of PCB Arizona from and after the Closing.  In the event the Acquisition is terminated, all options and warrants to Ellsworth and Stevenson shall terminate immediately with no further liability to PCB Arizona or Bancorp.

Section 2.5            Buyer’s Deliveries at Closing.  At the Closing, Buyer shall deliver the following items to Bancorp:

(a)           evidence of the deposit by Buyer with a federal deposit insured banking institution with shareholder equity in excess of $20 million of the Purchase Price;

(b)           a certificate executed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer dated the Closing Date stating that:  (i) all of the representations and warranties of Buyer set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Buyer has performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, and also with respect to the performance by Buyer of the covenant to pay the Purchase Price, Buyer shall have performed and complied in all respects with such covenants and obligations;

(c)           copies of resolutions of the members and managers of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby; and

(d)           such other documents as PCB Arizona may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Bancorp and its counsel.

Section 2.6            Bancorp’s Deliveries at Closing.  At the Closing, Bancorp shall deliver the following items to Buyer:

(a)           certificates representing the Acquired Stock, duly endorsed in blank by the holder thereof;

(b)           a certificate executed by the Chairman or President of Bancorp stating that:  (i) all of the representations and warranties of Bancorp and PCB Arizona set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) each of Bancorp and PCB Arizona have performed and complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, each of Bancorp and PCB Arizona shall have performed and complied in all respects with such covenants and obligations;

(c)           copies of resolutions of the board of directors of Bancorp and PCB Arizona, as applicable, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or any Assistant Secretary of Bancorp and PCB Arizona, as applicable;

(d)           a legal opinion of Bancorp’s counsel dated the Closing Date opining as to due authorization, enforceability and other matters of a similar nature; and

(e)           such other documents as Buyer may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Buyer and its counsel.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BANCORP AND PCB ARIZONA

Bancorp and PCB Arizona hereby represents and warrants to Buyer as follows:

Section 3.1            Authorization; Enforceability.  Each of Bancorp and PCB Arizona has the requisite power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by each of Bancorp and PCB Arizona, and the consummation by it of its respective obligations under this Agreement, have been authorized by all necessary actions of any kind whatsoever (except for approval of the Acquisition and this Agreement by its stockholders) and this Agreement constitutes a legal, valid and binding obligation of each of Bancorp and PCB Arizona enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

Section 3.2            No Conflict.  Except as set forth in Schedule 3.2, neither the execution nor the delivery of this Agreement nor the consummation or performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with, or result in a violation of any provision of the charter or bylaws of either Bancorp or PCB Arizona; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority the bona fide right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which either Bancorp, PCB Arizona, or any of the assets owned or used by Bancorp or PCB Arizona, respectively, may be subject; (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the valid right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract where the same would have a Material Adverse Effect; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Bancorp or PCB Arizona.  Neither Bancorp nor PCB Arizona will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the Acquisition.

Section 3.3            Bank Capitalization.  The authorized capital stock of PCB Arizona consists, and immediately prior to the Closing will consist, exclusively of 1,102,750 shares of common stock, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable.  There are no unexpired or pending preemptive rights with respect to any shares of capital stock of PCB Arizona.  Other than the stock options and warrants that are to be cancelled pursuant to Section 2.4 of this Agreement, there are no outstanding securities of PCB Arizona which are convertible into or exchangeable for any shares of PCB Arizona’s capital stock, and PCB Arizona is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of PCB Arizona.  None of the issued and outstanding shares of PCB Arizona’s capital stock was issued in violation of any federal or state securities laws or any other Legal Requirement.  PCB Arizona does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.4            Call Reports.  True, correct and complete copies of the following are set forth in Schedule 3.4:  (a) PCB Arizona’s Report of Condition and Reports of Income as filed with Regulatory Authorities, for the following periods: December 31, 2006 (collectively, the “Call Reports”); and (b) any other reports filed by PCB Arizona, and all written agreements and understandings in effect or entered into by PCB Arizona, with any Regulatory Authority since its inception.  The Call Reports have been prepared in accordance with all Legal Requirements and generally accepted accounting practices applicable to financial institutions consistently applied, and each of the Call Reports accurately, fairly and correctly presents the financial position, assets, liabilities and the results of operations of PCB Arizona at the respective dates and for the respective periods covered by such Call Reports.

Section 3.5            Books and Records.  The books of account, minute books, stock record books and other records of PCB Arizona are complete and correct in all material respects and have been maintained in accordance with all applicable Legal Requirements.  At the Closing, all of those books and records will be in the possession of PCB Arizona.

Section 3.6            Title to and Condition of Assets.  PCB Arizona has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, as reflected on PCB Arizona’s most recent Call Report, free and clear of all mortgages, liens, security interests, pledges, charges, claims, encumbrances  and other restrictions of any nature whatsoever other than:  (a) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Call Reports; and (c) minor defects and irregularities in title and encumbrances that would not have a Material Adverse Effect,.  All real property and fixed assets (whether owned or leased) utilized in and material to the conduct of the business of PCB Arizona are in good condition and repair, free from structural defects, subject to ordinary wear and tear and such minor defects as will not impair their continued normal use.

Section 3.7            Loan Loss Reserve.  To Bancorp’s and PCB Arizona’s Knowledge:  (a) PCB Arizona’s reserve for possible loan and lease losses is adequate in all material respects under the standards applied by applicable Regulatory Authorities and based upon generally accepted accounting practices applicable to financial institutions to provide for possible or specific losses, net of recoveries relating to loans previously charged off; (b) none of PCB Arizona’s loans is subject to any material offset or claim of offset; and (c) the aggregate loan balances in excess of PCB Arizona’s reserve for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off.

Section 3.8            Undisclosed Liabilities; Adverse Changes.  PCB Arizona has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except:  (a) as set forth in Schedule 3.8; (b) for liabilities or obligations reflected or reserved against in the Call Reports; and (c) for current liabilities incurred in the ordinary course of business since the respective dates of the Call Reports.  Since the date of the latest Call Report, there has been no occurrence that would have a Material Adverse Effect.

Section 3.9            Taxes.  PCB Arizona has duly filed or will duly file all Tax Returns required to be filed by it for all periods prior to the Closing Date, and each such Tax Return is complete and accurate in all material respects.  PCB Arizona has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by PCB Arizona, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.  There is no claim or assessment pending or Threatened against PCB Arizona for Taxes owed by PCB Arizona.  No audit, examination or investigation related to PCB Arizona is presently being conducted or Threatened by any Regulatory Authority.

Section 3.10         Compliance with Law.  PCB Arizona is, and at all times since its inception has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.  No event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by PCB Arizona of, or a failure on the part of PCB Arizona to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of PCB Arizona to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, and in the case of either clause (a) or (b) would have a Material Adverse Effect.  PCB Arizona has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of PCB Arizona to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, where either the occurrence described in clause (x) or (y) would have a Material Adverse Effect.

Section 3.11         Proceedings and Orders.  Attached as Schedule 3.11 is a true and correct list of all material Proceedings and Orders pending, entered into or, to the Knowledge of PCB Arizona, Threatened against or affecting PCB Arizona or any of its assets or business, since its inception, involving any Regulatory Authority or other Person.  Except to the extent indicated in Schedule 3.11, no such pending or Threatened Proceeding or Order would, alone or in the aggregate, have a Material Adverse Effect and there is no fact which would provide a basis for any Proceeding or Order which would have such an effect.  No officer, director, agent or employee of PCB Arizona is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of PCB Arizona.  PCB Arizona has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement to which PCB Arizona, or any of the assets owned or used by PCB Arizona, is or has been subject where the same would have a Material Adverse Effect.

Section 3.12         Absence of Certain Changes and Events.  Except as set forth in Schedule 3.12 or as permitted by this Agreement, since its inception, PCB Arizona has conducted its business only in the ordinary course of business and there has not been with respect to PCB Arizona any:

(a)           change in PCB Arizona’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of PCB Arizona; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by PCB Arizona of any shares of any such capital stock, declaration or payment of any dividend or other distribution or payment in respect of shares of PCB Arizona’s capital stock;

(b)           amendment to the charter or bylaws or any resolutions adopted by the board of directors or the stockholders of PCB Arizona relating thereto;

(c)           payment or increase by PCB Arizona of any bonuses, salaries or other compensation to any stockholder, director, officer or employee (except in the ordinary course of business) or entry into any employment, severance or similar Contract with any director, officer or employee;

(d)           adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Employee Benefit Plan;

(e)           damage to or destruction or loss of any asset or property of PCB Arizona, whether or not covered by insurance, where the same would have a Material Adverse Effect;

(f)            entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement, or any Contract or transaction involving a total remaining commitment by or to PCB Arizona of at least $5,000;

(g)           material change in any existing lease of real or personal property;

(h)           sale (other than any sale in the ordinary course of business), lease or other disposition of any material asset or property of PCB Arizona or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of PCB Arizona except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens:  (i) required to be granted in connection with the acceptance by PCB Arizona of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of business;

(i)            incurrence of any obligation or liability (fixed or contingent) other than in the ordinary course of business;

(j)            cancellation or waiver of any claims or rights with a value to PCB Arizona in excess of $1,000;

(k)           any investment of a capital nature exceeding $2,500 or aggregate investments of a capital nature exceeding $10,000;

(l)            merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(m)          transaction for the borrowing or loaning of monies, other than in the ordinary course of business;

(n)           material change in the accounting methods used by PCB Arizona; or

(o)           agreement, whether oral or written, by PCB Arizona to do any of the foregoing.

Section 3.13         Properties, Contracts, Employee Benefit Plans and Other Agreements.  Schedule 3.13 lists or describes the following:

(a)           All real property owned by PCB Arizona and the principal buildings and structures located thereon, and each lease of real property to which PCB Arizona is a party;

(b)           each Contract to which PCB Arizona is a party that involves performance of services or delivery of goods or materials by PCB Arizona of an amount or value in excess of $2,500;

(c)           except for financing leases made by PCB Arizona in the ordinary course of business, each lease, rental, license, installment and conditional sale agreement and other Contract to which PCB Arizona is a party affecting the ownership of, leasing of, title to, use of, any personal property with aggregate annual payments of greater than $2,500;

(d)           except for “shrink wrap” licenses generally applicable in the case of retail sales of software in the consumer market, each licensing agreement or other Contract to which PCB Arizona is a party with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of PCB Arizona’s Intellectual Property Assets;

(e)           each collective bargaining agreement and other Contract to which PCB Arizona is a party with any labor union or other employee representative of a group of employees;

(f)            each joint venture, partnership and other Contract (however named) to which PCB Arizona is a party involving a sharing of profits, losses, costs or liabilities by PCB Arizona with any other Person;

(g)           each Contract to which PCB Arizona is a party containing covenants that in any way purport to restrict the business activity of PCB Arizona or any director, officer, employee or stockholder of PCB Arizona or limit PCB Arizona to engage in any line of business or to compete with any Person;

(h)           each Contract to which PCB Arizona is a party providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(i)            any written employment agreement or similar arrangement with any director, officer, employee or consultant of PCB Arizona;

(j)            each profit-sharing, deferred compensation, bonus, stock ownership, stock purchase, pension, incentive plan or agreement, retainer, employment, consulting, retirement, employee welfare or benefit agreements, plans or arrangements (including vacation, sick leave, salary continuation, service awards, severance pay, medical, hospitalization, disability and life insurance) established, maintained, sponsored or undertaken by PCB Arizona for the benefit of PCB Arizona’s officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by PCB Arizona for the benefit of PCB Arizona’s employees (collectively, the “Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any current financial or actuarial reports and any currently effective private rulings or determination letters from the Internal Revenue Service obtained by or for the benefit of PCB Arizona;

(k)           each executory Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by PCB Arizona to be responsible for consequential damages;

(l)            each executory Contract for capital expenditures in excess of $2,500;

(m)          each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by PCB Arizona other than in the ordinary course of business; and

(n)           each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 3.13 will be made available during due diligence.  PCB Arizona agrees to promptly provide Buyer with copies of any such document, plan or Contract described this Section 3.13 entered into by PCB Arizona on or after the date of this Agreement.

Section 3.14         Employee Benefit Plans.  Except as otherwise set forth on Schedule 3.13, PCB Arizona is not a party to, or obligated under, any Employee Benefit Plans.  PCB Arizona has complied with the applicable administrative, reporting and substantive requirements of ERISA and any other applicable Legal Requirement with respect to each Employee Benefit Plan where the failure to so comply would have a Material Adverse Effect.

Section 3.15         No Defaults.  Except as set forth in Schedule 3.15, each Contract identified or required to be identified in Schedule 3.13 is in full force and effect and is valid and enforceable in accordance with its terms.  PCB Arizona is, and at all times since its inception, has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which PCB Arizona has or had any obligation or liability or by which PCB Arizona or any of the assets owned or used by PCB Arizona is or was bound.  To Bancorp’s and PCB Arizona’s Knowledge, each other Person that has or had any obligation or liability under any material Contract under which PCB Arizona has or had any rights is, and at all times since its inception, has been in compliance in all material respects with all applicable terms and requirements of such Contract.  To the Knowledge of Bancorp or PCB Arizona, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give PCB Arizona or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, and where any of the foregoing would have a Material Adverse Effect.  PCB Arizona has not given to or received from any other Person, at any time since its inception, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any material Contract.  Other than in the ordinary course of business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to PCB Arizona under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 3.16         Insurance.  Schedule 3.16 lists and briefly describes the policies of insurance (including bankers blanket bond and insurance providing benefits for employees) owned or held by PCB Arizona.  Each such policy is, and PCB Arizona will use its Best Efforts to keep each such policy, in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) until the Closing.  All premiums due on such policies have been paid.

Section 3.17         Compliance with Environmental Laws.  (a) There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving PCB Arizona or any of its assets that are pending or, to the Knowledge of PCB Arizona, Threatened, nor to the Knowledge of Bancorp or PCB Arizona is there any factual basis for any of the foregoing, as a result of any failure of PCB Arizona to comply (or the assertion of liability even if in compliance) with any Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, oceans waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource, any of which would have a Material Adverse Effect.

(b)           With respect to any real estate owned (including other real estate owned) or leased by PCB Arizona (collectively, “Bank Premises”), to the Knowledge of PCB Arizona:  (i) no part of Bank Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances (as defined below); (ii) except as disclosed in Schedule 3.17, Bank Premises do not contain an underground storage tank; and (iii) Bank Premises do not contain and are not contaminated by any material quantity of a Hazardous Substance from any source.  For purposes of this Agreement, “Hazardous Substance” has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., §9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant or waste, including, petroleum, asbestos, fiberglass, radon and polychlorinated biphenyls.  For purposes of this Agreement, “Environmental Laws” means all laws (civil or common), ordinances, rules, regulations, guidelines and orders that: (w) regulate air, water, soil and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition or management of any Hazardous Substance; (x) regulate or prescribe requirements for air, water or soil quality; (y) are intended to protect public health or the environment; or (z) establish liability for the investigation, removal or cleanup of, or damage caused by, any Hazardous Substance.

Section 3.18         Regulatory Filings.  PCB Arizona has filed in a timely manner all required filings with all bank Regulatory Authorities, including the FDIC and the OCC, and with all securities regulatory agencies having jurisdiction over PCB Arizona.  All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.19         Disclosure. No representation or warranty of PCB Arizona in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.  There is no fact known to PCB Arizona (other than general economic or industry conditions) that would have a Material Adverse Effect that has not been set forth in this Agreement.

Section 3.20         Brokers and Finders.  Neither PCB Arizona nor any Person acting on its behalf has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

Section 3.21         Approval Delays.  To the Knowledge of PCB Arizona, there is no reason why the granting of any of the regulatory approvals referred to in Section 6.1 would be denied or unduly delayed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Bancorp and PCB Arizona as follows:

Section 4.1            Authorization; Enforceability.  Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by Buyer and the consummation by it of its obligations under this Agreement, have been authorized by all necessary actions of any kind whatsoever, and the execution, delivery and performance of this Agreement by Buyer and the consummation by it of its obligations under this Agreement, will be on or prior to the Closing Date duly authorized by all necessary actions of any kind whatsoever.  This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

Section 4.2            No Conflict.  Neither the execution nor the delivery of this Agreement nor the consummation or performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with, or result in a violation of any provision of the articles of organization or operating agreement of Buyer; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority the bona fide right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which Buyer, or any of the assets owned or used by PCB Arizona, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of Bank Holding Company Act of 1956, as amended (the “BHCA”); (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the valid right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract where the same would be reasonably expected to have a material adverse effect upon Buyer; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Buyer.  Except as set forth in Schedule 4.2, no consent of, approval of, notice to or filing with any Regulatory Authorities having jurisdiction over any aspect of the business or assets of Buyer, and no consent of, approval of or notice to or filing with any Person, is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except such approvals of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the OCC that are required by law or regulation to consummate the transactions contemplated by this Agreement.

Section 4.3            Brokers and Finders.  Neither Buyer nor any Person acting on its behalf has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

Section 4.4            Approval Delays.  To the Knowledge of Buyer, there is no reason why the granting of any of the regulatory approvals referred to in Section 6.1 would be denied or unduly delayed.

ARTICLE 5

COVENANTS OF BANCORP AND PCB ARIZONA

Section 5.1            Access and Investigation.  PCB Arizona shall permit one experienced banker, other than Ellsworth or Stevenson (the “Buyer Designated Agent”), subject to a reasonable check on such Buyer Designated Agent’s background and experience, to be on site at PCB Arizona during the course of Buyer’s due diligence, subject to the execution of a Confidentiality Agreement in form and substance agreeable to the parties.  Buyer shall provide Bancorp a list of due diligence materials required, and Bancorp and PCB Arizona agree to cooperate in providing such materials.  Buyer shall be provided with all monthly board information for PCB Arizona.  Buyer and Buyer Designated Agent may, for thirty (30) days following the date of this Agreement, make or cause to be made such reasonable investigation of the operations, records and properties (including, if applicable, environmental audit and subsurface testing of real property to be performed at Buyer’s expense by independent environmental consultants selected by Buyer) of PCB Arizona and of its financial and legal condition as Buyer shall deem reasonably necessary or advisable to familiarize itself with such records, properties and other matters; provided, that such access or investigation shall not interfere unreasonably with the normal operations of PCB Arizona, and shall be subject to a Confidentiality Agreement in form and substance agreeable to the parties.  The parties agree that on site due diligence during normal banking hours will be limited to a confined and reasonable work space and unsupervised access shall be limited as reasonably determined by the Chairman of Bancorp.  The parties further agree that neither Ellsworth nor Stevenson will conduct on site due diligence at PCB Arizona without the express written consent of the Chairman of Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed.  Upon request, Bancorp and PCB Arizona will furnish Buyer or its representatives or agents, attorneys’ responses to auditors’ requests for information regarding PCB Arizona, and such financial and operating data and other information reasonably requested by Buyer (provided, with respect to attorneys, such disclosure would not result in the waiver by PCB Arizona of any claim of attorney-client privilege), and will permit Buyer, its representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for PCB Arizona, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Buyer or its representatives or agents.  No investigation by Buyer or attendance by a representative of Buyer at any board or committee meeting shall affect the representations and warranties made by PCB Arizona in this Agreement.  This Section 5.1 shall not require the disclosure of any information the disclosure of which to Buyer would be prohibited by law.

Section 5.2            Operations of PCB Arizona — Covenants of PCB Arizona. Between the date of this Agreement and the Closing Date, PCB Arizona will:

(a)           conduct the business of PCB Arizona only in the ordinary course of business, pursuant to existing policies and procedures, including (i) seeking new deposits and originating new loans in accordance with historical and customary practices, and (ii) providing a consistent level of service for all existing loans, including construction loans (i.e., timely review and payment of construction loan draws); provided, however, that PCB Arizona agrees that it shall not hang the signage for PCB Arizona ordered prior to this Agreement;

(b)           use its Best Efforts to preserve intact the current business organization of PCB Arizona, keep available the services of the current officers, employees and agents of PCB Arizona, and maintain the relations and good will with suppliers, customers, landlords, borrowers, creditors, employees, agents and others having business relationships with PCB Arizona, and in connection therewith, permit representatives of Buyer to participate in meetings or discussions with such officers and employees of PCB Arizona in connection with employment opportunities with Buyer after the Effective Time;

(c)           inform Buyer concerning operational matters arising out of the ordinary course and of a material nature;

(d)           enter into loan transactions in accordance with sound credit practices and only on terms and conditions which are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(e)           maintain an adequate reserve for possible loan and lease losses, charge-off any loans or leases that would be deemed uncollectible in accordance with any Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety days;

(f)            maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g)           file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects.

(h)           allow a representative of Buyer to observe all loan committee meetings and other discussions relating to loan approvals or modifications or reviews of existing loans;

(i)            not materially increase the annual level of compensation of any employee or director, and not grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, director or consultant, except in amounts in keeping with past practice by formulas or otherwise;

(j)            not materially increase, terminate, amend or otherwise modify any plan for the benefit of employees;

(k)           not issue any equity securities or options, warrants, rights or convertible securities;

(l)            not pay any dividends, redeem any securities, or otherwise cause assets of PCB Arizona to be distributed to any of its shareholders except by way of compensation to employees who are also shareholders within the limitations set forth in paragraph (i) above;

(m)          not borrow any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of PCB Arizona’s business in a manner, and in amounts, in keeping with historical practice;

(n)           maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements; and

(o)           otherwise report periodically to Buyer concerning the status of the business, operations and finances of PCB Arizona.

Section 5.3            Operations of PCB Arizona — Covenants of Bancorp.  Immediately prior to the Closing Date, Bancorp will either purchase directly from PCB Arizona or make arrangements for the purchase of any loan on the books of PCB Arizona originated after the execution of this Agreement not desired by Buyer. Buyer shall provide to Bancorp a list of the loans not desired five (5) Business Days prior to the Closing Date. Bancorp shall also have the right to purchase any loan at PCB Arizona that is participated with Bancorp or Bancorp’s affiliated entities.

Section 5.4            Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither Bancorp nor PCB Arizona will, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.12 is likely to occur.

Section 5.5            Subsequent Call Reports.  As soon as available after the date hereof, PCB Arizona will furnish Buyer copies of the Call Report for each quarterly period completed since inception and prior to the Closing, and all other financial reports or statements submitted to Regulatory Authorities after the date hereof, to the extent permitted by law (the “Subsequent Call Reports”).  The Subsequent Call Reports shall be prepared in accordance with all Legal Requirements and generally accepted accounting practices applicable to financial institutions consistently applied and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented.  The Subsequent Call Reports will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Call Reports misleading in any material respect.

Section 5.6            Notice of Changes.  Between the date of this Agreement and the Closing Date, Bancorp and PCB Arizona will promptly notify Buyer in writing if Bancorp or PCB Arizona becomes aware of any fact or condition that causes or constitutes or may cause or constitute a breach of any of Bancorp’s or PCB Arizona’s respective representations and warranties as of the date of this Agreement, or if Bancorp or PCB Arizona becomes aware of the occurrence after the date of this Agreement of any fact or condition that will or may cause or constitute a breach of any such representation or warranty on the Closing Date which would cause the failure of the satisfaction of the conditions to Closing.  During the same period, Bancorp and PCB Arizona will promptly notify Buyer of the occurrence of any breach of any covenant of Bancorp or PCB Arizona in this Article or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Article 7 impossible or unlikely.

Section 5.7            Other Offers.  Neither Bancorp nor PCB Arizona shall, directly or indirectly, through any representative of either Bancorp, PCB Arizona or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Acquired Shares (an “Acquisition Proposal”), or otherwise disclose any non-public information or afford access to the properties, books or records of PCB Arizona to any person or entity who has indicated an intention to make or has made an Acquisition Proposal.

Section 5.8            Information Provided to Buyer.  Bancorp and PCB Arizona shall comply with all reasonable requests to provide Buyer with information necessary to complete the requisite applications to be submitted to each relevant Regulatory Authority in respect of the Acquisition set forth in Section 6.1 of this Agreement.  Bancorp and PCB Arizona agree that none of the information concerning PCB Arizona which is provided or to be provided to Buyer for inclusion or which is included in any documents to be filed with any Regulatory Authority in connection with the Acquisition will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 5.9            Best Efforts; Cooperation.  Bancorp and PCB Arizona agree to use their Best Efforts to satisfy the various covenants and conditions to Closing in this Article and Article 7, respectively, and to consummate the transactions contemplated hereby as promptly as possible.  Neither Bancorp nor PCB Arizona will intentionally take, permit to be taken, or omit to take any action where such action or omission would be a breach of the terms or provisions of this Agreement or that would cause any of its respective representations or warranties contained herein to be or become untrue.  Between the date of this Agreement and the Closing Date, each of Bancorp and PCB Arizona will, and will cause its respective Affiliates to, cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Acquisition.

Section 5.10         Non-Competition.  Upon the Closing of the Acquisition, Bancorp agrees that for a period of three years after the Closing, neither Bancorp nor an Affiliate of Bancorp shall open or operate an office that accepts deposits within a thirty (30) mile radius of PCB Arizona’s head office in Mesa, Arizona.  Bancorp and its Affiliates will be permitted to conduct loan business within the state of Arizona.

ARTICLE 6

COVENANTS OF BUYER

Section 6.1            Regulatory Approvals.  As promptly as reasonably practicable after the date of this Agreement, Buyer will make or cause to be made all filings required by Legal Requirements to be made to consummate the Acquisition (including all filings with the Federal Reserve, the OCC and the FDIC, as applicable).  Assuming that there exists no Legal Requirement to make any filing under the BHCA in respect of the Acquisition, Buyer shall use its Best Efforts to make or cause to be made such regulatory filings within twenty (20) Business Days of the date of this Agreement.  Buyer shall use its Best Efforts to pursue all necessary regulatory approvals and make full and complete filings. In the event that a filing is required under the BHCA, Buyer shall make such filing within sixty (60) days of the date of this Agreement.  Copies of all applications and notices submitted to a Regulatory Authority shall be provided to Bancorp’s legal counsel within three (3) Business Days of the filing.  In addition, Buyer shall provide to Bancorp’s legal counsel all communication received from any Regulatory Authority concerning the Acquisition within three (3) Business Days of receipt of same by Buyer or its representatives.

Section 6.2            Best Efforts.  Buyer agrees to use its Best Efforts to satisfy the covenants and the various conditions to Closing in this Article and Article 8, respectively, and to consummate the transactions contemplated hereby as promptly as possible.  Buyer will not intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of its respective representations or warranties contained herein to be or become untrue.

Section 6.3            Involvement in Operations of PCB Arizona Prior to Closing.  Prior to the Closing of the Acquisition:

(a)           Ellsworth and Stevenson shall not have any role or responsibility with PCB Arizona and no authority over any employees of PCB Arizona; provided, however, that as soon as all regulatory approvals have been obtained, other than any statutory waiting periods, Ellsworth and Stevenson shall immediately assume respective roles, duties and responsibilities as officers of PCB Arizona.  Subject to the preceding sentence, Ellsworth and Stevenson shall not initiate contact with any existing employees of PCB Arizona for any purpose relating to the Acquisition, except as reasonably necessary for the conduct of due diligence and in the furtherance of the Closing of the Acquisition and upon prior notice to PCB Arizona;

(b)           On or before April 30, 2007, Buyer shall identify those employees of PCB Arizona that shall no longer be needed at PCB Arizona after the Closing of the Acquisition;

(c)           Buyer agrees that it will assume the liability related to the real property lease for PCB Arizona’s facilities in Arizona and shall assume all liabilities related to existing contracts and leases for PCB Arizona with the following exception.  Buyer shall cooperate with PCB Arizona for any consents required related to this Transaction. Within a reasonable period of time, but no more than sixty (60) days after the Closing of the Acquisition, PCB Arizona shall convert all data processing and item processing services from Bancorp or its Affiliates to a third party chosen by Buyer.  Buyer shall provide to PCB Arizona satisfactory prior notice of the conversion and also the new service to be utilized by PCB Arizona after the Closing of the Acquisition.  From the Closing Date to such conversion date, PCB Arizona shall pay data processing, item processing and conversion costs consistent with its current cost structure; provided, however, that neither Bancorp nor its Affiliates shall charge PCB Arizona for any management related services after the Closing of the Acquisition;

(d)           Within ten (10) days following the Closing, Buyer shall file or cause to be filed all requisite notices and applications with all relevant Regulatory Authorities to change the name of PCB Arizona to a name that does not include the word “Premier”;

(e)           Buyer will take all steps necessary for PCB Arizona to have any and all insurance required by the Regulatory Authorities in place as of the Closing of the Acquisition.  Buyer agrees that upon the Closing of the Acquisition, Bancorp shall have no further responsibility related to any insurance coverage for PCB Arizona its directors, officers and employees, with the exception of (i) any health insurance coverage applicable to claims arising prior to the Closing, and (ii) appropriate errors and omissions tail coverage applicable to errors and omissions occurring prior to Closing; and

(f)            Buyer, at least five (5) Business Days prior to the Closing, shall submit to Bancorp a list of loans on the books of PCB Arizona originated after the execution of this Agreement that Buyer has elected not to retain in PCB Arizona’s loan portfolio following the Closing.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the Acquisition and to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 7.1            Due Diligence.  Buyer shall have been granted access to PCB Arizona for purposes of completing its due diligence, pursuant to Section 5.1 of this Agreement, and shall have completed its due diligence review of PCB Arizona to its satisfaction.

Section 7.2            Accuracy of Representations and Warranties.  All of the representations and warranties of  Bancorp and PCB Arizona set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

Section 7.3            Bancorp’s and PCB Arizona’s Performance.  Each of Bancorp and PCB Arizona shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Bancorp and PCB Arizona shall have performed and complied in all respects with such covenants and obligations.

Section 7.4            Documents Satisfactory.  All proceedings, corporate or other, to be taken by Bancorp and PCB Arizona in connection with the Acquisition, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Bancorp and PCB Arizona shall have made available to Buyer for examination the originals or true and correct copies of all records and documents relating to the business and affairs of PCB Arizona which Buyer may reasonably request in connection with said transactions.

Section 7.5            No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against PCB Arizona or Buyer, or against any of their respective Affiliates, any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, the Acquisition; or (b) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition; or (c) that would reasonably be expected to have a Material Adverse Effect on the financial condition or operations of PCB Arizona.

Section 7.6            No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person any bona fide claim asserting that such Person:  (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, PCB Arizona; or (b) is entitled to all or any portion of the consideration payable under the terms of this Agreement for the Acquired Shares.

Section 7.7            Absence of Material Adverse Changes.  From the date hereof to the Closing, there shall be and have been no occurrence or any failure of an expected occurrence to occur that would have a Material Adverse Effect.

Section 7.8            Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Buyer to consummate the Acquisition, including all necessary regulatory approvals, shall have been obtained and shall be reasonably satisfactory to Buyer, and all applicable waiting periods shall have expired.

Section 7.9            No Injunction.  There is no Legal Requirement or any injunction or other Order that has been adopted or issued, or has otherwise become effective, since the date of this Agreement that prohibits the consummation by Bancorp or PCB Arizona of the Acquisition, or materially affects the ongoing operations of PCB Arizona.

Section 7.10         Agreement Regarding Options.  The execution of agreements in the form of Exhibit A hereto between PCB Arizona and each holder of options listed on Schedule 7.10 hereto.

Section 7.11         Ancillary Agreements.  Concurrent with the execution of this Agreement, Bancorp, PCB Arizona, Ellsworth and Stevenson shall have executed a Severance Agreement and General Release (“Severance Agreement”) a copy of which is attached as Exhibit B, and Bancorp, PCB Arizona, Ellsworth and Stevenson shall have executed an Amended and Restated Stockholders Agreement (“Amended Stockholders Agreement”) a copy of which is attached as Exhibit C. (The Severance Agreement and Amended Stockholders Agreement are the “Ancillary Agreements”).

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BANCORP AND PCB ARIZONA

Bancorp’s and PCB Arizona’s respective obligation to consummate the Acquisition and to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Bancorp or PCB Arizona, in whole or in part):

Section 8.1            Accuracy of Representations and Warranties.  All of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

Section 8.2            Buyer’s Performance.  Buyer shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them, respectively, under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Buyer shall have performed and complied in all respects with such covenants and obligations.

Section 8.3            Documents Satisfactory.  All proceedings, corporate or other, to be taken by Buyer in connection with the Acquisition, and all documents incident thereto, shall be reasonably satisfactory in form and substance to PCB Arizona and its counsel.

Section 8.4            No Injunction.  There is no Legal Requirement or any injunction or other Order that has been adopted or issued, or has otherwise become effective, since the date of this Agreement that prohibits the consummation by Buyer of the Acquisition.

Section 8.5            Evidence of Sufficient Funding to Consummate the Acquisition.  The parties agree that Buyer must raise the full Purchase Price to complete the Acquisition.  On or before May 31, 2007, Buyer shall have provided satisfactory evidence to Bancorp that it has raised the funds necessary to consummate the Acquisition.  Such form of evidence will either be sufficient funds placed in verifiable escrow at an FDIC-insured commercial bank with shareholder equity in excess of $20 million or a firm commitment from a reputable investment banking firm that is experienced with the acquisition of commercial banking institutions.  In the event Buyer is unable to provide such evidence by May 31, 2007, then, upon payment of a non-refundable deposit of $150,000, payable by wire transfer to Bancorp on May 31, 2007 (the “First Extension Deposit”), Buyer shall have until June 30, 2007 to provide such evidence.  In the event Buyer is unable to provide such evidence by June 30, 2007, then, upon payment of an additional non-refundable deposit of $150,000, payable by wire transfer to Bancorp on June 30, 2007 (the “Second Extension Deposit”), Buyer shall have until July 31, 2007 to provide such evidence.  The parties agree that if Buyer shall have provided such evidence on or before May 31, 2007, then no deposits will be due.  The parties further agree that the First Extension Deposit and the Second Extension Deposit, if paid, shall be credited against the Purchase Price at Closing.

Section 8.6            Ancillary Agreements.  Ellsworth and Stevenson shall each have executed the Ancillary Agreements.

Section 8.7            Regulatory Applications. Buyer shall have filed the necessary applications as required and within the time frames required under Section 6.1 and shall utilize its Best Efforts to timely obtain the necessary regulatory approvals in order to timely consummate the Acquisition.

ARTICLE 9

TERMINATION

Section 9.1            Reasons for Termination and Abandonment.  This Agreement may, by prompt written notice given to the other party prior to or at the Closing, be terminated:

(a)           by mutual consent of the board of directors or managers, as applicable, of each of Bancorp, PCB Arizona and Buyer;

(b)           by Bancorp or PCB Arizona if:  (i) a breach of any provision of this Agreement has been committed by Buyer; (ii) such breach has not been waived in writing by Bancorp; (iii) such breach has had, or would reasonably be expected to have, a materially adverse change in the benefits to Bancorp under this Agreement and the Acquisition, and (iv) such breach has not been cured within thirty days following the date that Bancorp has provided Buyer with notice of such breach, provided, however, that the condition set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if such breach was the result of any intentional or grossly negligent action, failure to act or misrepresentation of or by Buyer, Ellsworth or Stevenson, or if the breach relates to Buyer’s failure to pay the full amount of the Purchase Price payable to Bancorp pursuant to the terms of this Agreement;

(c)           by Buyer if:  (i) a breach of any provision of this Agreement has been committed by Bancorp or PCB Arizona; (ii) such breach has not been waived in writing by Buyer; (iii) such breach has had, or would reasonably be expected to have, a materially adverse change in the benefits to Buyer, Ellsworth or Stevenson under this Agreement and the Acquisition, and (iv) such breach has not been cured within thirty days following the date that Buyer has provided Bancorp or PCB Arizona with notice of such breach provided, however, that the condition set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if such breach was the result of any intentional or grossly negligent action, failure to act or misrepresentation of or by Bancorp or PCB Arizona;

(d)           by Buyer if:  (i) any of the conditions in Article 7 has not been satisfied, or satisfaction of such a condition is or becomes impossible, as of the Closing Date; (ii) such condition has not been waived in writing by Buyer; and (iii) the failure of such condition has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the benefits to Buyer under this Agreement and the Acquisition, provided, however, that the contingency set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if the failure of such condition was the result of any intentional or grossly negligent action, failure to act or misrepresentation of or by Bancorp or PCB Arizona;

(e)           by Bancorp or PCB Arizona if:  (i) any of the conditions in Article 8 has not been satisfied within the time frames specified, or satisfaction of such a condition is or becomes impossible, as of the Closing Date; (ii) such condition has not been waived in writing by Bancorp; and (iii) the failure of such condition has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the benefits to Bancorp under this Agreement and the Acquisition, provided, however, that the contingency set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if the failure of such condition was the result of any intentional or grossly negligent action, failure to act or misrepresentation of or by Buyer, Ellsworth or Stevenson; or

(f)            by either Buyer or Bancorp if the Closing has not occurred (other than: (i) through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement; or (ii) as a result of unexpected delays in obtaining the necessary regulatory approvals in connection with the Acquisition, if such delays are not the result of any intentional or grossly negligent action by any party) on or before August 1, 2007.

Section 9.2            Effect of Termination.  Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.7 and 10.11 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

MISCELLANEOUS

Section 10.1         Non-Disparagement.  Bancorp and PCB Arizona agree that they will not (and their respective officers, directors, employees, agents, and representatives will not) disparage Buyer, Ellsworth and Stevenson, and Buyer, Ellsworth and Stevenson agree that they will not (and Buyer’s officers, directors, managers, members, employees, agents, and representatives will not) disparage Bancorp or PCB Arizona, regardless of whether the Acquisition is consummated or is terminated.

Section 10.2         Taxes and Related Matters.  None of the parties makes any representations to any other party concerning the tax treatment related to the Acquisition.

Section 10.3         Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Arizona without regard to conflicts of laws principles.

Section 10.4         Assignments, Successors and No Third Party Rights.  No party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that Buyer may assign its rights under this Agreement to any Affiliate of Buyer without the consent of Bancorp or PCB Arizona so long as Buyer continues to guarantee unconditionally the performance of all of its covenants set forth in this Agreement.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 10.5         Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.6         Modification.  This Agreement may only be amended by a written agreement executed by all parties hereto.

Section 10.7         Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Acquisition, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

Section 10.8         Publicity.  Prior to the Closing Date and except as required by law, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Acquisition and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding, Bancorp shall be authorized to make all necessary regulatory filings related to the transaction without consulting Buyer including the filings of Form 8K’s and Form 10K’s regarding the Agreement and the transactions contemplated by the Agreement. PCB Arizona and Buyer will consult with each other concerning the means by which PCB Arizona’s employees, customers and suppliers and others having dealings with PCB Arizona will be informed of the Acquisition..

Section 10.9         Indemnification.

(a)           From and after the Closing, Bancorp shall defend, indemnify and hold harmless the Buyer (and any officers, directors, managers, members, employees, agents, representatives and advisors of Buyer, as the case may be), for, from and against any Damages arising out of, relating to or resulting from:  (i) any inaccuracy in or breach of any representation or warranty made by either Bancorp or PCB Arizona in this Agreement, or (ii) the failure of either Bancorp or PCB Arizona to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.  For purposes of this Agreement, “Damages” shall mean any and all losses, liabilities, costs, expenses, damages or judgments of any kind or nature whatsoever (including without limitation reasonable attorneys’, accountants’ and experts’ fees, disbursements of counsel, and other costs and expenses incurred pursuing or defending any arbitration under Section 10.10 of this Agreement).

(b)           From and after the Closing, Buyer shall defend, indemnify and hold harmless Bancorp (and any officers, directors, employees, agents, representatives and advisors of Bancorp, as the case may be), for, from and against any Damages arising out of or resulting from:  (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement; or (ii) the failure by Buyer to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

(c)           Neither Ellsworth or Stevenson, nor their respective communities, shall have any personal liability under Section 10.9(b) of this Agreement unless the Damages referred to therein are determined to be the result of any intentional or grossly negligent action on the part of either Ellsworth or Stevenson.

Section 10.10       Dispute Resolution; Arbitration.

(a)           Dispute Resolution.  Unless otherwise specifically provided for herein, all disputes, controversies, claims or disagreements arising out of or relating to this Agreement (singularly, a “Dispute”, and collectively, “Disputes”) shall be resolved in the following manner:

(i)            first, within 10 days after the receipt of notice of a Dispute by one party to the other, the parties shall negotiate in good faith for a period of 15 days in an effort to resolve the Dispute;

(ii)           second, if the parties are unable to resolve the Dispute within such 15 day period, they shall retain a mutually acceptable American Arbitration Association mediator to assist them in resolving the Dispute within 10 additional days. If the Dispute is not resolved within such 10 day period, subsection (iii) below shall apply.  The expenses of the mediator shall be borne equally;

(iii)          third, if the parties are still unable to resolve the Dispute within periods provided above, the parties shall resolve the Dispute in accordance with the procedures set forth in Section 10.10(b); and

(b)           Legal Proceedings and Arbitration.  Except as otherwise expressly provided in this Agreement, any Dispute arising out of or relating to this Agreement not resolved pursuant to Section 10.10(a) above shall be resolved by arbitration, conducted as follows:

(i)            each party shall be entitled to serve upon the other party written notice of its desire to settle the matter by arbitration.  Within 10 days after receipt by the other party of such notice, each party shall appoint an arbitrator and within 10 days of their appointment the two arbitrators so chosen shall nominate a third arbitrator.  If within such 10 day period the two arbitrators fail to nominate the third arbitrator, upon written request of either party, the third arbitrator shall be appointed by the person designated to perform such function by the Commercial Dispute Panel of the Phoenix Arizona Chapter of the American Arbitration Association and both parties shall be bound by the appointment so made.  If either party shall fail to appoint an arbitrator as required under this Section 10.10(b)(i), the arbitrator appointed by the other party shall be the sole arbitrator of the matter.  Any arbitrator appointed by a party shall be appointed in good faith and shall not be, nor have been, employed or retained by either of the parties other than in the capacity of an arbitrator.  All arbitrators appointed to serve shall be sworn fairly and impartially to perform their duties as such.  The parties, and their appointed arbitrators, shall use their best efforts to avoid nominating a third arbitrator who may be biased or whose appointment may present a conflict of interest.  If an arbitrator dies, becomes disabled, retires, withdraws or is disqualified as a result of a conflict of interest, then a replacement arbitrator shall be appointed in accordance with the provisions of this Section 10.10(b)(i).  In the event a Dispute arises with respect to the arbitration provisions referred to in this Section 10.10(b), including, without limitation, any Dispute as to the qualifications of an arbitrator, including the existence of a conflict of interest, then such Dispute shall be resolved in accordance with the Expedited Procedure provisions of the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof;

(ii)           within 10 days after the appointment of the arbitrators (or such single arbitrator), the arbitrators (or such single arbitrator) shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, clarify the remedy or relief sought, narrow the issues and review proposed discovery schedules of the parties.  The arbitrators (or such single arbitrator) shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of the parties and non-party witnesses.  The scope and the duration of discovery shall be within the sole discretion of the arbitrators (or such single arbitrator) but in no event shall the period of discovery (the “Discovery Period”) extend beyond the date which is 15 days after the pre-hearing conference.  This discretion shall be exercised so as to limit the scope of discovery to the amount of discovery which the arbitrators (or such single arbitrator) determine to be reasonable under the circumstances.  Disputes as to discovery or pre-hearing matters of a procedural nature shall be promptly submitted to the arbitrators (or such single arbitrator) pursuant to a telephone conference call, and the arbitrators (or such single arbitrator) shall endeavor to render a ruling on such matters at the time of the telephone conference call, but in no event more than 5 days thereafter;

(iii)          within 10 days after the expiration of the Discovery Period, the arbitrators (or such single arbitrator) shall commence the arbitration and shall conclude the same within 20 days following such commencement (the “Presentation Period”).  To that end, the arbitrators (or such single arbitrator) will make every effort to conduct the arbitration on consecutive business days to conclusion.  The parties may present such evidence as would be permitted by the Federal Rules of Evidence (as determined by the arbitrators (or such single arbitrator)) and shall endeavor to produce such evidence as the arbitrators (or such single arbitrator) may deem necessary to an understanding and determination of the Dispute;

(iv)          each party shall, during the Presentation Period, set forth in writing and deliver to the arbitrator or arbitrators selected pursuant to the provisions of this Section 10.10(b) its position with respect to the Dispute, and the arbitrator shall have the authority only to rule in favor of the stated position of one of the parties, with no compromises or alternative solutions permitted;

(v)           the decision of the arbitrator or arbitrators shall be made within 20 days of the close of the hearing in respect of the arbitration (or such longer time as may be agreed to, if necessary, which agreement shall not be unreasonably withheld) and the decision of the arbitrator or a majority of the panel, as applicable, when reduced to writing and signed by the arbitrator or a majority of the arbitrators, if more than one, shall be final, conclusive and binding upon the parties hereto, and may be enforced in any court having jurisdiction, and shall be subject to challenge only on the grounds that: (1) the decision was procured by corruption, fraud or other undue means; or (2) the arbitrators (or such single arbitrator) knowingly and willfully failed to apply the provisions of this arbitration provision and/or the applicable substantive laws;

(vi)          the arbitration shall be held in the City of Phoenix, Arizona and shall be conducted in the English language and, except for those procedures specifically set forth in this section 10.10(b), shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof; and

(vii)         the arbitrators (or such single arbitrator) shall determine the proportion of the expenses of such arbitration which each party shall bear; provided, however, that each party shall be responsible for its own legal fees.

(c)           Notwithstanding anything contained in this Section 10.10, any of parties hereto shall be entitled to: (1) commence legal proceedings (in which case the provisions of Section 10.3 of the Agreement regarding governing law shall govern and jurisdiction shall be either in the Federal District Court in Phoenix, Arizona or the Maricopa County Superior Court) seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained herein pending the settlement of a Dispute in accordance with the arbitration procedures set forth in this Section 10.10(b); (2) commence legal proceedings in one or the other of the jurisdictions set forth above involving the enforcement of an arbitration decision or award or judgment arising out of this Agreement; or (3) join any arbitration or legal proceeding arising out of this Agreement with any other arbitration proceeding arising out of this Agreement to the extent that the arbitrators determine that such arbitration proceedings should be joined.

Section 10.11       Confidentiality.  Between the date of this Agreement and the Closing Date, the parties, Ellsworth and Stevenson will maintain in confidence, and will cause the directors, officers, managers, members, employees, agents and advisors of Bancorp, Buyer and PCB Arizona, as applicable, to maintain in confidence, and not use to the detriment of another party any written, oral or other information obtained in confidence from another party in connection with this Agreement or the Acquisition, unless:  (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Acquisition; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings.  If the Acquisition is not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.  The confidential information of any party will be used solely for the purpose of evaluating the contemplated Acquisition, and will be used for no other purpose.  Unless otherwise requested by Bancorp or PCB Arizona, in the event this Agreement is terminated, Ellsworth and Stevenson shall return to Bancorp all proprietary information related to Bancorp and PCB Arizona, including but not limited to all policies and procedures and all strategic documents related to PCB Arizona’s business plan or the plans of Bancorp.

Section 10.12       Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by certified mail (return receipt requested) with first class postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section 10.12:

(a)	If to Buyer, to:

	c/o Steven Ellsworth	And	c/o Kevin Stevenson
	3446 E. Downing Street		686 E. Vermont Dr.
	Mesa, AZ 85213		Gilbert, AZ 85296
	Telephone: (480) 678-7447		Telephone: (480) 239-7676

with copies to:

Squire, Sanders & Dempsey, L.L.P.
40 N. Central Avenue, Suite 2700
Phoenix, AZ 85004
Attention: Norman C. Storey
Telephone: (602) 528-4020
Facsimile:(602) 253-8129

(b)	if to Bancorp or PCB Arizona, to:

Premier Commercial Bancorp
2400 E. Katella, Suite 200
Anaheim, CA 92806
Attention: Kenneth Cosgrove, Chairman
Telephone: (714) 978-2400
Facsimile: (714) 221-7234

with copies to:

Gary Steven Findley and Associates
1470 N. Hundley
Anaheim, CA 92806
Attention: Gary Steven Findley
Telephone: (714) 630-7136
Facsimile: (714) 630-7910

or to such other Person or place as the parties shall furnish to each other in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 10.12, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day upon receipt of electronic confirmation.

Section 10.13       Entire Agreement.  This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 10.14       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Acquisition is adversely affected thereby.

Section 10.15       Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 10.16       Counterparts; Facsimiles.  This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  One or more counterparts of this Agreement may be delivered via facsimile with the intention that they shall have the same effect as original executed counterparts hereof.

Section 10.17       Survival.  None of the representations and warranties set forth in this Agreement shall survive the Closing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

PCBA ACQUISITION, LLC		PREMIER COMMERCIAL BANCORP

By:	/s/ Steven Ellsworth	By:	/s/ Kenneth J. Cosgrove
Name:	Steven Ellsworth		Kenneth J. Cosgrove
Its:	Manager		Chairman

PREMIER COMMERCIAL BANK ARIZONA, N.A.

By:	/s/ Kenneth J. Cosgrove
Kenneth J. Cosgrove
Chairman

ACKNOWLEDGED, AGREED and ACCEPTED, as of the day and year first written above, for purposes of Sections 5.1, 6.3(a), 8.6, 9.1(b), 9.1(e), 10.1, 10.9(c), 10.10 and 10.11 only:

/s/ Kevin Stevenson	/s/ Steven Ellsworth
Kevin Stevenson	Steven Ellsworth